                     SUPPLEMENT TO PROSPECTUS
                               OF
                 SOVEREIGN CREDIT FINANCE I, INC.

     Sovereign Credit Finance I, Inc., a Texas corporation (the "Company"), is hereby supplementing its Prospectus dated January 31, 1997 which offers the Company's 11% notes due February 15, 2001 (the "Notes"). The information contained herein is intended to supplement that which is included in the Prospectus at pages 36 and 37 under the heading "INFORMATION REGARDING THE SECURITIZATION SUBSIDIARIES". Terms used and not defined herein have the same meanings as in the Prospectus.

               ____________________________________

         The date of this Supplement is April 29, 1997.
               ____________________________________

     INFORMATION REGARDING THE SECURITIZATION SUBSIDIARIES

     Since October 1993, Sovereign has sponsored a number of entities (the "Securitization Subsidiaries") which have issued notes to investors and used the net proceeds thereof to purchase consumer contracts and notes created by the retail sale and financing of used automobiles and light trucks. As used herein, the term "Securitization Subsidiaries" does not include the Company. The following table sets forth certain information regarding the Securitization Subsidiaries sponsored by Sovereign from June 1, 1993 (the date SAI began servicing motor vehicle retail installment sales contracts) through January 31, 1997. There can be no assurance that the future performance of the Contracts purchased by the Company will be similar to that set forth in the following table.

                                                 Maturity      Payoff
           Principal               Cash          Value         Balance of     Total
           Due                     Collected of  Active        Active         Assets
Name of    Investors as Due        From 1/1/97   Contracts as  Contracts as   as of
Program(1) of 1/31/97   Date(2)(3) to 1/31/97    of 1/31/97(4) of 1/31/97(5)  1/31/97(6)
---------- ----------   ---------- ----------    ------------- -------------  ----------
SAM 94-1  $  548,275    07/15/97   $11,225       $  324,748    $  267,537     $  295,088
SAM 94-3  $  783,142    03/31/98   $20,122       $  574,050    $  461,994     $  490,695
SAM 95-1  $  657,436    10/15/98   $20,796       $  488,794    $  394,912     $  440,024
SAM 95-2  $  889,958    03/15/99   $68,171       $1,286,318    $1,035,109     $1,075,784
SA I      $  410,000    05/15/97   $10,996       $  237,775    $  187,464     $  209,064
SA II     $  602,000    07/15/97   $12,180       $  248,054    $  205,087     $  199,754
SA III    $  598,517    08/15/97   $23,154       $  383,685    $  323,045     $  349,937
SA IV     $  685,320    09/15/97   $14,152       $  403,479    $  335,530     $  359,190
SA V      $  614,537    09/30/97   $16,564       $  437,257    $  364,828     $  390,097
SA VI     $  587,000    10/15/97   $19,227       $  372,429    $  308,184     $  332,141
SA VII    $  610,500    11/15/97   $34,754       $  478,663    $  392,153     $  414,790
SA VIII   $  694,100    12/31/97   $13,629       $  449,633    $  366,348     $  388,530
SA IX     $  567,140    01/31/98   $19,792       $  456,744    $  378,171     $  392,617
SA X      $  662,000    01/31/98   $20,177       $  525,850    $  427,476     $  446,890
SA XI     $  579,000    02/28/98   $34,725       $  402,081    $  335,272     $  364,252
SA XII    $  575,000    02/28/98   $26,424       $  534,556    $  429,116     $  406,319
SA XIII   $  650,000    03/31/98   $28,952       $  542,207    $  445,650     $  441,041
SA XIV    $  576,000    03/31/98   $11,488       $  374,000    $  310,215     $  315,586
SA XV     $  612,000    04/30/98   $21,275       $  424,175    $  342,355     $  368,456
SA XVI    $  563,000    04/30/98   $11,945       $  256,212    $  215,576     $  237,437
SA XVII   $  746,000    05/31/98   $33,600       $  492,881    $  400,935     $  448,564
SA XVIII  $  733,053    05/31/98   $37,110       $  568,014    $  459,832     $  480,711
SA XIX    $  523,000    06/30/98   $19,690       $  272,746    $  223,309     $  224,875
SA XX     $  640,250    06/30/98   $22,578       $  477,395    $  393,862     $  421,635
SA XXI    $  606,000    09/15/98   $ 9,736       $  383,135    $  308,382     $  306,750
SA XXII   $  465,000    09/15/98   $10,637       $  230,555    $  187,591     $  191,997
SA XXIII  $  509,000    10/15/98   $19,445       $  386,952    $  314,062     $  328,604

                                                 Maturity      Payoff
           Principal               Cash          Value         Balance of     Total
           Due                     Collected of  Active        Active         Assets
Name of    Investors as Due        From 1/1/97   Contracts as  Contracts as   as of
Program(1) of 1/31/97   Date(2)(3) to 1/31/97    of 1/31/97(4) of 1/31/97(5)  1/31/97(6)
---------- ----------   ---------- ----------    ------------- -------------  ----------
SA XXIV   $  615,000    10/15/98   $31,423       $  548,398    $  437,642     $  456,219
SA XXV    $  531,000    11/15/98   $ 9,688       $  453,046    $  359,841     $  380,991
SC I      $  992,000    12/15/98   $24,123       $  749,985    $  604,887     $  651,019
SC II     $  767,350    03/15/99   $32,794       $  963,610    $  770,846     $  608,000
SC III    $  933,121    03/15/99   $37,794       $  836,827    $  698,802     $  926,076
SC IV     $   79,000    04/15/99   $ 5,689       $   85,501    $   64,765     $   69,579
SC V      $  851,051    05/15/99   $71,851       $1,948,318    $1,580,259     $1,740,625
SC VI     $1,023,047    06/15/99   $88,199       $1,382,412    $1,093,568     $1,088,359
SC VII    $1,148,430    06/15/99   $91,925       $1,683,685    $1,350,143     $1,325,288
SC VIII   $  961,875    07/15/99   $45,005       $1,153,665    $  966,457     $  987,179
SC IX     $  632,500    11/15/99   $40,027       $1,021,502    $  809,087     $  840,703
SC X      $  766,888    12/31/99   $35,735       $1,084,355    $  856,964     $  872,631
SC XI     $  751,400    12/31/99   $67,909       $1,235,449    $  997,173     $  908,881
SC XII    $  751,000    03/31/00   $63,451       $1,028,569    $  834,800     $  868,349
SC XIV    $1,041,311    03/31/00   $73,263       $1,473,234    $1,183,275     $1,132,311
SC XV     $  634,448    04/30/00   $36,154       $1,306,491    $1,009,042     $  805,263
SC XVI    $1,348,889    04/30/00   $67,134       $1,893,515    $1,515,022     $1,526,988
SC XVII   $  340,000    05/31/00   $ 8,419       $  566,387    $  432,291     $  612,853
SC XVIII  $  876,894    06/30/00   $79,357       $1,324,546    $1,033,463     $  835,353
SC XIX    $1,023,381    06/30/00   $ 9,919       $  590,447    $  457,065     $  881,846
SCA I     $  833,000    01/15/99   $29,061       $  949,230    $  781,168     $  794,038
SCA II    $  550,000    03/15/99   $40,081       $  724,788    $  603,369     $  648,211
SCA III   $  481,000    05/15/99   $23,555       $  589,629    $  485,760     $  524,537

(1) Each program is a limited liability company with the exception of Sovereign Acceptance I, which is a limited partnership.

(2) Principal on the notes issued by each program is required to be repaid in six equal monthly installments ending on the due date.

(3) Noteholders in certain of the Securitization Subsidiaries have been or will be asked to reduce interest rates on such notes from 15% to 12% per annum, and to extend the due dates of their notes for three years in order to provide the particular Securitization Subsidiary which issued their note more time to repay principal. In order to induce such noteholders to agree to such modifications, Sovereign has agreed to place its profits interest, after all debt repayment, in other Securitization Subsidiaries into an asset pool to serve as a possible source of repayment for any Securitization Subsidiary which cannot repay its notes on the extended terms. The proceeds of the asset pool will be distributed on a pro rata basis. In the event noteholders in certain of these Securitization Subsidiaries do not elect to modify their notes as asked, such Securitization Subsidiaries may of necessity go into default as to those notes.

(4) Maturity Value of Active Contracts represents the sum of all future installments of principal and interest, less amounts owed to dealers at maturity of the contracts.

(5) Payoff Balance of Active Contracts represents the payoff balance of the contracts as of the date shown.

(6) Total Assets represents the sum of cash on hand, plus Payoff Balance of Active Contracts, plus repossessed vehicles in inventory awaiting resale, valued at dealers' wholesale.

                                       37